EXHIBIT 10.1

Personal and Confidential
VIA ELECTRONIC DELIVERY

May 20, 2022
Kevin T. Ryan
[Home Address]

Dear Kevin:

This Letter Agreement (“Agreement”) confirms our discussions concerning your retirement from employment with KeyBank National Association (“Employer”), and it serves to outline the particular terms and conditions of the benefits to be provided to you under the terms of this Agreement in conjunction with your retirement. Please know that the benefits to be paid to you under the terms of this Agreement, if it becomes final, constitute a full and final settlement of any and all claims and causes of action that you may have (or that you believe that you may have) against Employer, KeyCorp and their respective parents, subsidiaries, affiliates, successors, predecessors, and assigns (hereinafter collectively and individually referred to as "Key"), including any claims that you believe you maintain under the KeyCorp Separation Pay Plan.

1. Termination: Effective as of the close of business on July 1, 2022 ("Termination Date"), and by operation of this Agreement without any further act on your part, you retire from your employment with Key. Effective as of the close of business on June 30, 2022, without any further act on your part, you resign from any officer position you hold with Key.
2. Payments and Benefits: Provided that you execute this Agreement within 5 days after your Termination Date and do not revoke it (the consideration period and the 7-day revocation period discussed herein are collectively referred to as the "Consideration Period"), you will receive the following payments and benefits, subject to your compliance with the remaining terms and conditions of this Agreement. Under no circumstances may you execute this Agreement prior to your Termination Date. You and Key agree that any changes to this Agreement following Key’s delivery of this Agreement to you, whether material or immaterial, will not restart the consideration period.
(a) Pay Continuation: You will receive Pay Continuation in the gross amount of your annual base salary as of the date of this Agreement, which shall be paid to you in bi-weekly installments, subject to withholdings, in accordance with Key's normal payroll procedures for a period of 52 weeks (e.g., from July 2, 2022 to June 30, 2023) (the "Pay Continuation Period"), or until the Pay Continuation amount is fully paid, whichever occurs first. Such Pay Continuation payments shall commence within 10 business days after the Release becomes effective and irrevocable. The first payment installment will include all amounts accrued from the Termination Date to the date of such installment. In no event shall Pay Continuation payments be made after one year following your Termination Date.
(b) COBRA Coverage: You will be eligible to continue your KeyCorp Medical, Dental and/or Vision Plan participation (if applicable) under the provisions of COBRA at the Key employee group rate during your Pay Continuation Period. At the conclusion of the Pay Continuation Period, if you wish to continue coverage under COBRA, you will be required to pay the full monthly COBRA Rate. If you are eligible to participate in the KeyCorp Retiree Medical Plan in accordance with the terms and conditions of that Plan, you will be notified under separate cover. Also, if you are eligible or may become eligible for Medicare within the next year, you should seek advice from your legal counsel regarding the interaction of Medicare with COBRA coverage before making a COBRA election.
(c) Retirement Plans: If you participate in any KeyCorp retirement, deferred savings or pension plan, you will be able to receive a distribution of any vested benefits in accordance with the vesting and distribution provisions of the applicable Plan.
(d) Accrued PTO: Following your Termination Date, you will be paid for any accrued but unused PTO days in accordance with Key’s policy.
(e) Incentive Compensation: You will remain eligible for an incentive compensation award for the 2022 performance year under the applicable fully discretionary annual incentive plan on a pro rata basis through your Termination Date, less applicable withholdings. You agree that you are not eligible for an Incentive Compensation award for the 2023 performance year. Incentive Compensation awards for the 2022 performance year will be paid in accordance with Key's risk balancing requirements and Key's normal payroll processes on or before March 15, 2023.
(f) Long-Term Incentive Compensation: If applicable to you, your deferred cash and equity awards that are outstanding as of the Termination Date shall be treated in accordance with the provisions of the applicable plans and award agreements.
(g) AYCO Services: You will be eligible for AYCO services at Key’s expense for two years following your Termination Date. The value of these services will be considered compensation, and Key will communicate with you to ensure taxes are withheld and/or reimbursement occurs, as applicable and as required by applicable law.
3. No Other Benefits or Rights: You hereby acknowledge and agree that as a terminated employee you are not entitled to any continuing employee benefits except as provided in this Agreement. You further acknowledge and agree that you shall have no rights under the KeyCorp Separation Pay Plan. You understand that Key may adopt new or modified programs or benefits in the future that, depending on your individual circumstances, may be more or less advantageous than the benefits set forth in this Agreement. You understand that any new or modified benefits will not be available to you.
4. Discharge of Key's Obligations Upon Re-employment at Key: You understand and agree that (a) prior to the conclusion of the Consideration Period, if you commence new employment at Key, you will not be entitled to receive any sum whatsoever under this Agreement; you will be deemed to have voluntarily resigned from your current position at Key, releasing and discharging Key of all liability as a result thereof; and (b) during the Pay Continuation Period, if you secure new employment at Key, your entitlement to any further Pay Continuation payments will end. If you obtain new employment outside of Key, your Pay Continuation will continue until it is fully paid.
5. Neutral Reference: In response to prospective employers inquiring about you, Key will follow its neutral reference policy through its vendor wherein only dates of employment and last position held will be provided.
6. State Unemployment Benefits: Should you apply for unemployment compensation to the applicable state agency, Key will reply accurately to all information requests from any state unemployment compensation agency. You also understand that Key may be required to provide additional documents and information to a state unemployment compensation agency with information supporting its response.
7. Confidentiality of the Agreement: You agree that, unless compelled to disclose by valid legal process, or as permitted by Paragraphs 8 and 11, or in a proceeding to enforce the terms of this Agreement, you will keep strictly confidential and will not disclose to any person (except, if applicable, your spouse, accountant, or attorney) or any entity the terms and circumstances relating to this Agreement and your retirement from Key other than that you are leaving to pursue other interests and you are appreciative of the opportunities that were afforded to you at Key or words of similar import.
You are not prohibited from disclosing the terms of this Agreement to your spouse, if any, attorney, if any, or accountant, if any, in a proceeding to enforce its terms, or as otherwise required by law or court order.
8. Confidential, Proprietary and/or Trade Secrets Information; Non-Solicitation:

(a) Subject to the statement set forth below, and except as provided in Paragraph 11, you agree that you will not at any time, directly or indirectly, without written authorization from Key, make use of or disclose to any person or entity any confidential, or proprietary information, trade secrets, or other confidential data not in the public domain related to the systems, business, products, services, employees, or practices of Key (“Confidential Information”) that you have acquired in any capacity during your employment with Key. You understand that the confidential character and proprietary nature of any of the foregoing Confidential Information does not become any less confidential or proprietary to Key because you may commit some of the information to memory or because you have maintained some of this information outside of Key's offices. You will promptly return to Key all identification cards, access codes, company credit cards, computers, customer and proprietary information on your smart phone, files, disks, work-papers, customer, vendor, and employee records, and any other property belonging to Key that is in your possession or control as of your Termination Date.
(b) You also hereby acknowledge that Key has informed you, in accordance with 18 U.S.C. § 1833(b), that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure either is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(c) You also certify and affirm that you have not and will not send to your personal email or any other email address or account any Confidential Information belonging to Key and you have or will return all hard copies (if applicable) of all Confidential Information belonging to Key that is either in your possession or under your control as of your Termination Date. You certify and affirm that you have not and will not make copies, download, transmit electronically, or store in any medium any of Key's confidential, proprietary, and/or trade secrets information in any form and that you have not and will not disclose, provide, or transmit, any such information or any copy thereof to any person or entity.
(d) For a period of twelve months following your Termination Date, you agree that you will not, without Key's prior written consent, directly or indirectly hire, solicit to hire or entice for employment on behalf of yourself or any other person or entity any Key Employee. For purposes of this Agreement, a “Key Employee” is: (1) any current Key employee; or (2) any person who was employed by Key at any time in the six (6) month period prior to your Termination Date.
(e) During the course of your employment at Key, you may become aware of Key's customers and prospects through access to trade secrets or other confidential or proprietary information. Except in the performance of your duties for Key, you acknowledge and agree that, from your employment date through a period of 12 months following your termination of employment with Key for any reason, you will not, directly or indirectly, for yourself or on behalf of any other person or entity:
(1) solicit any Key customer or potential Key customer for the purposes of directly or indirectly furnishing any financial or banking products or services that compete with or are a substitute for the products and/or services offered by Key, provided that such restriction shall only apply to: (a) any Key customers (i) with whom you directly interacted regarding Key’s products or services, (ii) for whom you provided products or services, or (iii) about whom you were provided access to trade secrets or other confidential and proprietary information as an employee of Key; and (b) any Key prospects with whom you directly interacted regarding Key’s products or services in the 12 months immediately preceding the termination of your employment with Key and about whom you were provided access to trade secrets or other confidential and proprietary information as an employee of Key; and
(2) conduct business with any such Key customers and prospects, provided that such restriction only would apply to financial and banking products and services that compete with or are a substitute for the products and/or services offered by Key and as such restrictions may be limited by FINRA Rule 2140.
If anything contained in the non-solicitation provision in Paragraphs 8(d) or 8(e) herein should be determined by any court to be illegal, invalid, unenforceable, or otherwise contrary to public policy, the validity and enforceability of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be amended to make it enforceable.
9. Cooperation: At all times following your Termination Date, you hereby agree that you will upon the written request of Key, make yourself reasonably available to Key to respond to questions and issues concerning matters relating in whole or in part, to your responsibilities and assignments while employed at Key. With respect to legal process, you agree that you will use your best efforts to cooperate with Key and its counsel and to be available to provide such truthful testimony and other information at such times as are reasonably requested of you. Key will reimburse you for your reasonable business expenses incurred in your providing assistance to Key as permitted under Key's reimbursement policies.
10. Non-disparagement: Except as permitted by Paragraph 11, you agree that you will not disparage Key or any of its respective Affiliates, Subsidiaries, entities, products, services or practices. For purposes of this Agreement the terms “Affiliate” and "Subsidiary" include any director, officer, partner, employee, manager, or the applicable subsidiaries and affiliates of such entities. Key will not authorize any of its employees or agents to disparage you.
11. Legal Process and Disclosure: You understand and agree that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Key. This Agreement does not limit your right to receive an award for information provided to any Government Agencies. On the other hand, by signing this Agreement, you waive and release any right to any claims for money damages and equitable relief pursuant to the filing or prosecution of any administrative charge against Key or any resulting civil proceeding or lawsuit that may be commenced on your behalf for the recovery of such relief, and which arises out of the matters that are and may be released in this Agreement.
12. Release: (a) In consideration of Key entering into this Agreement and providing the benefits enumerated above, the sufficiency of which is acknowledged, and except for those exceptions enumerated in Subparagraph (b) below, you, for yourself and your heirs, legal representatives, and assigns, release, acquit, and forever discharge Employer, KeyCorp, their respective parent companies, subsidiaries, divisions, affiliates, related companies, predecessors, successors, partners, members, directors, officers, trustees, employees, independent contractors, consultants, stockholders, owners, attorneys, agents, benefit plans, subrogees, insurers, representatives and assigns (collectively, the “Released Parties”), whether alleged to have acted in their official capacities or personally, jointly and severally, from any and all liabilities, attorneys’ fees, obligations, duties, undertakings, agreements, contracts, compensation, incentive compensation, separation pay, severance, employee benefits, plans, policies, practices, claims, demands, damages, proceedings, actions, and causes of action of every kind, nature, and character, which you have had, now have, or may have in the future for events occurring to the date hereof, whether known or unknown, suspected or unsuspected, that are by reason of, or in any manner whatsoever connected with, or growing out of, your employment relationship with any of the Released Parties, or the termination of those employment relationships, including, without limitation, any alleged violation of the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964, as amended; Americans with Disabilities Act; Employee Retirement Income Security Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act and any applicable, comparable state notice laws, the Fair Labor Standards Act, to the extent permitted by law; the Occupational Safety and Health Act of 1970; the individual laws and fair employment statutes of the state(s) in which you reside and/or work; and any other federal, state or local civil, labor, pension, wage-hour or human rights law, federal or state public policy, contract or tort law; any claim arising under federal or state common law of the state(s) in which you reside and/or work, including, but not limited to, constructive or wrongful discharge or intentional or negligent infliction of emotional distress; and/or any alleged violation or breach of any express, implied, or implied-in-law contract, agreement, promise, or duty, violation of public policy, emotional distress, degradation, reputation, humiliation, and any claim for compensatory, liquidated or punitive damages, back pay, front pay or any claim for reinstatement.

(b) This Agreement does not include, and you do not waive, any rights or claims: (i) which may arise after you sign this Agreement; (ii) for workplace injuries or occupational exposure which arise under any state’s workers’ compensation or unemployment benefit laws; (iii) for benefits in which you have a vested right under any retirement, deferred savings or pension plan; (iv) with respect to any vested equity awards (in accordance with the applicable Key equity plans and award agreements); (v) which cannot be released by law; or (vi) to enforce or to challenge the validity of this Agreement.
(c) You understand and agree that this Agreement may be used by Key as a complete defense to any past, present or future claim or entitlement asserted against Key based on events that have occurred from the beginning of time to the Effective Date of this Agreement.
(d) You expressly declare and warrant that you have reported all hours worked as of the date of this Agreement and have been paid for all hours worked and have received all leaves (paid or unpaid), compensation, wages, bonuses, commissions and/or other benefits that you are due, except as provided in this Agreement.
13. Employee-Specific Provisions:
(a) Representations Regarding Medicare: You declare and expressly warrant that you are not a Medicare beneficiary; that you are not suffering from end stage renal failure or amyotrophic lateral sclerosis; that you have not received Social Security disability benefits for 24 months or longer; and/or that you have not applied for Social Security disability benefits, and/or have not been denied Social Security disability benefits and are appealing the denial. You affirm, covenant and warrant that you have made no claim for illness or injury against, nor are you aware of any facts supporting any claim against Key under which Key could be liable for medical expenses incurred by you before or after the execution of this Release. Because you are not a Medicare recipient as of the date of this Release, you are aware of no medical expenses which Medicare has paid and for which Key is or could be liable now or in the future. You agree and affirm that, to the best of your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.
(b) ADEA Waiver: This Agreement contains a waiver of your rights and claims under the Age Discrimination in Employment Act (“ADEA”). Your waiver must be knowing and voluntary, which means, as a minimum, that you understand that:
a.the waiver is part of an agreement between you and your employer which is written so that you understand it;
b.the waiver specifically refers to rights or claims under ADEA;
c.you do not waive any rights or claims that may arise after this Agreement is executed by you;
d.your waiver is in exchange for consideration that is more valuable than what you are already entitled to;
e. you are hereby advised to consult with an attorney prior to executing this Agreement;
f.you have at least 21 days after receipt of this Agreement to decide whether to execute it; and
g.you will have 7 days after you execute this Agreement to revoke it, and this Agreement will not be effective or enforceable until this 7-day period has expired.
You acknowledge that you have been given at least 21 days to review and consider the Agreement. You understand that any changes made to this document, whether material or immaterial, will not restart this 21-day period. You further acknowledge that if you receive any sum under this Agreement and later revoke it, that you must repay Key for all sums received by you under this Agreement.
14. Affirmations: You acknowledge and affirm that: (1) you have been specifically advised that by signing this Agreement you are forever giving up your legal rights to sue the Released Parties for the subject matters of this Agreement; however, nothing in this Agreement prohibits you from filing a charge or complaint with or from participating in any investigation or proceeding of the U.S. Equal Employment Opportunity Commission or the applicable State or Local Fair Employment Practices Agency; (2) you have carefully read and fully understand all of the provisions of this Agreement; (3) you have not relied on any representations of Key to induce you to enter into this Agreement, other than as specifically set forth herein; (4) you are fully competent to enter into this Agreement; (5) you have not been pressured, coerced or otherwise unduly influenced to enter into this Agreement; and (6) you have voluntarily entered into this Agreement of your own free will. You further acknowledge and represent that in the event you choose to execute this Agreement prior to the expiration of the Consideration Period, you have voluntarily done so of your own free will, without coercion or duress.

15. Key's Rights and Remedies: In the event of a material breach by you of any of your obligations under this Agreement, including without limitation (i) your obligations to return all Key-owned property and to cooperate with Key in connection with any reasonable review of your previous assignments and responsibilities and (ii) your obligations regarding confidentiality (unless compelled to disclose by valid legal process) and non-disparagement hereunder; and (iii) your obligations to preserve Key’s trade secrets, non-public information, intellectual property, non-solicitation and non-hiring of Key’s employees, and non-solicitation of Key’s customers and prospective customers, notwithstanding anything to the contrary in this Agreement, Key’s obligations to pay you Pay Continuation payments hereunder shall cease and Key will be entitled to injunctive relief (without the necessity of posting any bond). In the event that Key is required to seek injunctive relief under the provisions of this Paragraph, you recognize and agree that Key will also be entitled to be reimbursed for the cost of its attorney fees relating to such legal action. In the event that a court of competent jurisdiction determines that you have materially breached the provisions of your obligations to Key as outlined under this Paragraph, you understand that you will be required to repay Key for any amounts paid to you under this Agreement. These rights and remedies are in addition to any and all other rights and remedies that Key may be entitled to under law or other contractual provisions.
16. Compliance with Section 409A: This Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall be exempt from, or comply with, the requirements of Internal Revenue Code Section 409A (“Section 409A”). In that regard, (a) each installment in any series of installment payments pursuant to this Agreement shall be treated as a separate payment for purposes of Section 409A; (b) the parties will take all steps necessary to ensure that your termination of employment under the circumstances described in Section 1 of this Agreement constitutes a “separation from service” within the meaning of Section 409A; and (c) if you are a "specified employee," as determined by Key in accordance with Section 409A, then to the extent required in order to comply with Section 409A, any payments or benefits paid or provided under this Agreement that constitute a "deferral of compensation" within the meaning of Section 409A, that are provided as a result of your separation from service and that would otherwise be paid or provided during the first six months following your separation from service shall be accumulated through and paid or provided within 30 days after the first business day following the six month anniversary of your separation from service (or, if you should die during such six-month period, within 30 days after your death). Notwithstanding any of the foregoing to the contrary, Key and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Section 409A. You acknowledge and agree that you are not entitled to these payments absent your execution of this Agreement.
17. Miscellaneous Provisions: You understand that this Agreement represents our complete understanding and agreement and that it supersedes and preempts any and all prior agreements, arrangements, or any understandings between the parties regarding the subject matter of this Agreement, except any mutual arbitration agreement entered into between the parties. Such mutual arbitration agreements are intended to remain in full force and effect. Notwithstanding the foregoing sentence, the terms and conditions contained in all Key plans, including but not limited to, deferred compensation plans, equity plans, health and benefits plans and retirement plans, for which you are or were eligible, remain in full force and effect. No one relies on any representations, oral or written, on the effect, enforceability, or meaning of this Agreement, except as is specifically set forth in this Agreement. This Agreement can only be modified or waived, in whole or in part, by a writing signed by you and Key. A facsimile of this Agreement shall be treated in all respects as an original document. This Agreement shall inure to the benefit of and be binding upon you and Key and our respective heirs, legal representatives, affiliates, successors, and assigns. You may not assign your rights, duties or obligations under this Agreement; provided, however, this provision does not prohibit your beneficiaries from being entitled to receive the severance pay specified in Section 2 in the event of your death after this Agreement is effective but before you receive that pay. This Agreement is not an admission by Key of any liability to you. This Agreement shall be governed by Ohio law without regard to conflicts of laws principles. If any term, condition, clause or provision of this Agreement shall be determined by a Court of competent jurisdiction to be void or invalid at law, then only that term, condition, clause or provision that is determined to be void or invalid shall be stricken from the Agreement and the remainder of the Agreement shall remain in full force and effect. You understand and agree that any rule of law or decision that would require interpretation of any claimed ambiguity in this Agreement against the party that drafted it has no application to this Agreement and is expressly waived.
18. Counterparts: An electronic copy of this Agreement and an electronic signature of a party shall be treated in all respects as an original document and counterparts of this Agreement may be executed separately and taken together will be treated as one complete original document. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, affiliates, successors, and assigns.
Kevin, I wish you the best.

Sincerely,
KeyBank National Association

/s/ Brian L. Fishel
Brian L. Fishel
Chief Human Resources Officer

I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS AGREEMENT, INCLUDING MY WAIVER OF CLAIMS AGAINST KEY. I HAVE NOT RELIED UPON ANY OTHER REPRESENTATION OR STATEMENT, WRITTEN OR ORAL. I HAVE HAD THE OPPORTUNITY, IF SO DESIRED, TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT AND WAIVING ANY CLAIMS.

AGREED TO this 2nd day of July, 2022

/s/ Kevin T. Ryan
Kevin T. Ryan